Exhibit 99.1

Volcano Announces Previous St. Jude Medical Products Infringe Volcano Patent and Jury Verdicts in Patent Trials with St. Jude Medical

SAN DIEGO, California, October 25, 2012 - Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today announced that St. Jude Medical agreed that previous versions of its PressureWire® products infringed Volcano's 6,976,965 patent (a pressure sensing guide wire patent). Proceedings on damages have not yet been scheduled. In addition, a jury in the federal district court in Delaware has issued a verdict in St Jude Medical's favor with respect to Volcano's patents at issue in the Company's ongoing patent lawsuit with St. Jude Medical, finding that St Jude Medical's PressureWire® products do not infringe three of Volcano's patents.
As previously reported in Volcano's filings with the Securities and Exchange Commission, on October 19, 2012 a separate jury in the federal district court of Delaware found in favor of Volcano with respect to four St. Jude Medical patents, finding that Volcano's pressure sensing guide wire products do not infringe St. Jude Medical patents 6,112,598 (a sensor mount patent) and 6,248,083 (a calibration patent). In addition, the jury found that St. Jude Medical patents 5,938,624 and 6,196,980 (connector patents) were invalid. The fifth and final St. Jude Medical patent at issue in the ongoing patent litigation was eliminated from the litigation prior to trial through summary judgment on October 12, 2012.
“We have always preferred to compete in the marketplace with our innovative products, rather than in a courtroom,” Scott Huennekens, Volcano president and chief executive officer, said. “However, St. Jude Medical continues to take aggressive legal action that, if successful, would restrict market competition and reduce patients' access to our products. Under these circumstances, we had little recourse but to take the steps necessary to protect our innovations and intellectual property rights, and ensure that patients and doctors continue to have access to our live-saving products. We are pleased with the jury verdict from last week recognizing our leadership in the Fractional Flow Reserve marketplace.”
The litigation originated on July 27, 2010 when St. Jude filed an action against Volcano alleging that Volcano's pressure guide wire products infringe five patents owned by St. Jude Medical. Volcano denied the allegations and filed a counterclaim alleging that St. Jude's PressureWire® products product infringe four Volcano patents. On October 22, 2012, Volcano voluntarily removed one of its patents from the litigation. Post-trial motions are pending or remain available to the parties in the case.
About Volcano Corporation
Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Its products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information - using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Any statements in this press release that are not historical facts may be considered "forward-looking statements" including statements regarding the impact of the verdicts discussed above, potential results of any litigation, potential infringement or non-infringement of third-party intellectual property rights or Volcano's intellectual property rights and applicable remedies, and the potential benefits of Volcano's products and procedures. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties which may cause Volcano's results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include unfavorable developments in the ongoing litigation described above or other litigation, Volcano's ability to obtain the relief it seeks in the litigation described above or other litigation, Volcano's ability to obtain or maintain patent or other proprietary intellectual property protection, unexpected regulatory actions or delays or government regulation generally, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical device companies and patent litigation. These and additional risks and uncertainties are more fully described in Volcano's filings made with the Securities and Exchange Commission, including Volcano's most recent quarterly report on Form 10-Q. Undue reliance should not be placed on forward-looking statements which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
Media contact:
Edrienne Brandon
ebrandon@volcanocorp.com
858-720-4136

Investor contact:
Neal Rosen
nrosen@volcanocorp.com
650-458-3014